EXHIBIT 99

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O. BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	July 15, 2004

Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

The Midland Company Reports Record Second Quarter Results

• Record Second Quarter Earnings Per Share of 58 Cents

• Results Driven by Strong Underwriting Results and Favorable Weather

• Raises Full Year Outlook

Cincinnati, July 15, 2004 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today reported record results for the second quarter ended June 30, 2004. Net income per share was 58 cents, which included 2 cents in realized capital gains. That compares with a net loss of 6 cents per share in last year’s second quarter, which included 10 cents in realized capital gains. Revenue for the quarter increased 9.5 percent to a record $195.6 million, compared with $178.6 million in last year’s second quarter. All per share amounts are on an after-tax, diluted basis.

John W. Hayden, Midland president and chief executive officer, said, “Two consecutive quarters of record results clearly underscore our commitment to leverage the profitability of our core lines of business while mastering those products that have not met our performance expectations in recent years.

“While we benefited from more favorable weather conditions than a year ago, the more important factors in our record quarter centered on the continued improvement of underwriting results in our manufactured housing and other specialty lines of business,” Hayden said. “We saw significant quarter-over-quarter improvement in our site-built dwelling and motorcycle lines and the improved weather conditions resulted in reduced catastrophe losses of 29 cents per share compared to 71 cents per share in last year’s second quarter.”

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle and credit life and related products. American Modern’s products and services are offered through diverse distribution channels.

Continued Focus on Profitable Growth

American Modern’s second quarter gross written premium benefited from the assumption of a $17.6 million book of business that the company obtained the rights to during the period. Hayden added, “This book of business was a strategic fit with our current financial services lines of business and demonstrates our commitment to serving the specialty markets for banks and other financial institutions.” For the second quarter, American Modern’s property and casualty gross written premiums grew 13.7 percent to $205.7 million.

American Modern’s core manufactured housing gross written premiums increased 3.1 percent to $87.8 million in the second quarter. “American Modern’s ability to increase manufactured housing premium despite difficult general market conditions is a noteworthy achievement. This growth is primarily due to rate increases approved last year as well as our focus on retention and unyielding dedication to serving our policyholders,” Hayden noted.

The Midland Company Reports Record Second Quarter Results
July 15, 2004

Gross written premium from our other property and casualty specialty lines — such as site-built dwelling, motorcycle, excess and surplus lines, collateral protection, mortgage fire, recreational vehicle and collector automobile products — collectively grew 23.1 percent in the second quarter to $117.8 million (including the $17.6 million in assumed premium from the new book of business referenced above). “We are proud of the premium growth from our other property and casualty lines, which included a 12.2 percent increase in site-built dwelling premiums,” Hayden added.

“American Modern has consistently achieved above average premium growth. With our market positioning, diverse distribution channels and specialty product offerings, we remain confident in our ability to grow our top line revenues. In the second quarter, we further augmented our capital base to support our future growth with junior subordinated debt issuances totaling $24 million through pooled trust preferred transactions,” Hayden said.

P&C Combined Ratio Improves to 96.5 Percent

American Modern’s property and casualty combined ratio (losses and expenses as a percent of earned premium) was 96.5 percent in the second quarter, compared with 111.2 percent a year ago. This positive trend was largely driven by more favorable weather patterns, stronger pricing and improved underwriting results from specialty products such as manufactured housing, site-built dwelling, motorcycle and watercraft. Excluding catastrophe losses, American Modern’s second quarter combined ratio was 91.4 percent, compared with 98.5 percent in the same period of 2003.

“All in all, our specialty products performed very well in the second quarter,” Hayden said. “In particular, manufactured housing and site-built dwelling produced terrific results and also benefited from the more mild weather conditions.” The manufactured housing combined ratio was 93.6 percent for the second quarter compared to 105.9 percent in the second quarter of 2003 with the manufactured housing catastrophe loss ratio decreasing by 9.1 percentage points. Additionally, the manufactured housing fire loss ratio returned to a more favorable level of 16.0 percent for the quarter, compared to 19.6 percent recorded in last year’s second quarter and 23.6 percent in the first quarter of 2004.

Hayden commented, “Site-built dwelling also delivered much improved results for the quarter. The site-built dwelling combined ratio was 88.9 percent, down from 115.1 percent in last year’s second quarter. The profitable swing in this line was attributable to mild weather conditions, as the second quarter catastrophe loss ratio decreased by 15.2 percentage points over the previous year as well as a decrease in fire losses, which decreased 10.6 percentage points from the second quarter of 2003.”

Hayden added that the company is encouraged with the results from the motorcycle line. The net loss in this line improved by 46.7 percent, on a quarter-over-quarter basis, coming in at 8 cents per share for the quarter as compared to 15 cents per share in the second quarter of 2003. The company naturally expects the loss ratio to be higher in the second and third quarters as these time periods represent the peak motorcycle riding season. “As the motorcycle results have been better than expected thus far in 2004, we continue to have confidence that the motorcycle product will meet our previously announced full year 2004 expected combined ratio objective of 115.9 percent,” Hayden said.

The loss development from American Modern’s exited commercial liability lines was also favorable during the quarter and positively impacted earnings by 5 cents per share, compared to a negative impact of 15 cents per share in the second quarter of 2003. “For the claims that were settled during the quarter, we experienced a moderate level of reserve redundancy. We also experienced a significant decline in the number of new claims reported relative to the second quarter of 2003,” Hayden said. “We will continue to closely monitor the results emanating from this line for the remainder of 2004.”

The Midland Company Reports Record Second Quarter Results
July 15, 2004

Record Six-Month Results

For the six months ended June 30, 2004, net income was a record of $28.2 million, or $1.48 per share, which includes 18 cents from realized capital gains. That compares with net income of $9.0 million, or 51 cents per share, which included 4 cents per share in net capital gains, last year. Revenue increased 11.0 percent to a record $386.2 million compared with $347.9 million in the same period last year.

American Modern’s property and casualty gross written premiums grew 12.2 percent to $366.1 million for the first half of the year. Manufactured housing premium increased 6.5 percent over the prior year level to $168.4 million.

American Modern’s property and casualty combined ratio was 95.4 percent compared to 103.8 percent last year. Excluding the impact of catastrophe losses, American Modern’s combined ratio for the first six months of 2004 was 91.9 percent, compared to 96.0 percent last year.

Investment Portfolio, Book Value and Market Value Growth

The market value of Midland’s investment portfolio increased to a record of $905.6 million at June 30, 2004, compared with $770.0 million at June 30, 2003. Net pre-tax investment income (excluding capital gains and losses) increased to $9.0 million for the second quarter compared with $8.1 million in last year’s second quarter. This increase is due primarily to the year-over-year growth of the fixed income portfolio coupled with new capital raised in the first six months of 2004. The annualized pre-tax equivalent yield, on a cost basis, of American Modern’s fixed income portfolio was 5.3 percent in the first six months of 2004 compared with 5.7 percent in the comparable prior period.

After-tax realized investment gains from American Modern’s investment portfolio totaled 2 cents per share in this year’s second quarter compared with realized investment gains of 10 cents in last year’s second quarter. Pre-tax net unrealized gains on Midland’s fixed income portfolio were $11.4 million at June 30, 2004, down from $35.0 million at June 30, 2003. Pre-tax net unrealized gains on Midland’s equity portfolio were $80.0 million at June 30, 2004, up from $66.3 million at June 30, 2003.

Midland’s shareholders’ equity increased to $392.8 million, or $20.93 per share, at June 30, 2004, up from $334.0 million, or $18.94 per share, at June 30, 2003. Shareholders’ equity at June 30, 2004 includes approximately $25 million in net proceeds from the previously reported sale of 1,150,000 shares of Midland stock in the first quarter of 2004. Midland’s book value per share has grown at a compound annual rate of 11.5 percent over the last 10 years.

Hayden noted that, “Midland’s common stock continues to outperform the broader equities market and virtually every relevant index for the 1-, 5-, 10-, 15- and 20-year periods ended June 30, 2004. This is a performance record we are extremely proud of and one that we believe is a good indicator of our value both as a company and as an investment.”

Continued Focus on Core Strategies Reinforce Positive Outlook

“As we look to the remainder of 2004 and towards 2005, our focus is clear and simple: we will continue to focus our energy on growing the lines of business that we know best and on mastering those products that have not met our profit objectives,” Hayden said.

The Midland Company Reports Record Second Quarter Results
July 15, 2004

“In terms of guidance for the full year, we anticipate a combined ratio, assuming normal weather, in the range of 96.5 percent to 98.0 percent for 2004, noting that weather patterns and seasonal products such as motorcycle and watercraft tend to increase the combined ratio during the third quarter. We also expect investment income to increase moderately given the larger base of invested assets,” he said. “This level of underwriting profit and investment income should translate to net income in the range of $2.40 to $2.60 per share, which includes the 18 cents of capital gains realized through June 30, 2004. We also expect near double-digit top-line growth.”

“American Modern’s outstanding performance in the first half of 2004 has buoyed our expectations for the full year,” Hayden said. “Midland and the specialty insurance expertise of American Modern Insurance Group continue to deliver fundamental strength and fundamental value. We expect to fully leverage that strength and value in 2004 and beyond as we focus on growing what we know best and mastering those areas that have masked the underlying strength of our business,” Hayden concluded.

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 96 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2004 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Record Second Quarter Results
July 15, 2004

THE MIDLAND COMPANY
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three-Months Ended			Six-Months Ended
	June 30,			June 30,
	2004	2003	% Change	2004	2003	% Change
Revenues	$195,583	$178,642	9.5%	$386,204	$347,930	11.0%

Net Income (Loss)	$11,324	$(1,017)		$28,172	$9,032

Net Income (Loss) per Share (Diluted)	$0.58	$(0.06)		$1.48	$0.51

Dividends Declared per Share	$0.05125	$0.04750	7.9%	$0.1025	$0.0950	7.9%

Market Value per Share	$29.65	$22.07	34.3%	$29.65	$22.07	34.3%

Book Value per Share	$20.93	$18.94	10.5%	$20.93	$18.94	10.5%

Shares Outstanding	18,766	17,636		18,766	17,636

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$205,666	$180,921	13.7%	$366,087	$326,153	12.2%

Net Written Premium	$192,008	$170,527	12.6%	$338,480	$307,795	10.0%

Combined Ratio (GAAP)	96.5%	111.2%		95.4%	103.8%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	91.4%	98.5%		91.9%	96.0%

Note:

Dollar amounts in thousands except per share data.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Unless indicated otherwise, the financial information presented above is based on GAAP.

The Midland Company Reports Record Second Quarter Results
July 15, 2004

THE MIDLAND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
Insurance:
Premiums earned	$170,415	$157,202	$334,054	$310,480
Net investment income	9,030	8,123	17,744	16,592
Net realized investment gains	702	2,813	5,408	1,050
Other insurance income	4,041	3,528	8,303	6,987
Transportation	11,395	6,976	20,695	12,821

Total	$195,583	$178,642	$386,204	$347,930

Costs and Expenses:
Insurance:
Losses and loss adjustment expenses	88,567	113,436	167,892	192,083
Commissions and other policy acquisition costs	51,569	40,918	103,262	88,723
Operating and administrative expenses	27,353	19,735	52,432	41,723
Transportation operating expenses	10,690	6,612	19,754	12,417
Interest expense	1,542	882	2,561	1,821

Total	$179,721	$181,583	$345,901	$336,767

Income (Loss) Before Federal Income Tax	15,862	(2,941)	40,303	11,163
Provision (Credit) for Federal Income Tax	4,538	(1,924)	12,131	2,131

Net Income (Loss)	$11,324	$(1,017)	$28,172	$9,032

Basic Earnings (Losses) per Common Share:	$0.60	$(0.06)	$1.53	$0.52

Diluted Earnings (Losses) per Common Share:	$0.58	$(0.06)	$1.48	$0.51

Dividends per Common Share	$0.05125	$0.04750	$0.1025	$0.0950

Note:

Dollar amounts in thousands except per share data.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Basic earnings per common share have been computed by dividing net income by 18,453 shares in 2004 and 17,405 shares in 2003.

Diluted earnings per common share have been computed by dividing net income by 18,977 for 2004, 17,424 for the second quarter of 2003 and 17,883 shares on a year-to-date basis in 2003. The calculations comprehend outstanding stock options and restricted stock awards.

The Midland Company Reports Record Second Quarter Results
July 15, 2004

THE MIDLAND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,
	2004	2003
ASSETS
Cash and Marketable Securities	$910,656	$782,325
Receivables — Net	162,971	166,477
Property, Plant and Equipment — Net	68,981	64,032
Deferred Insurance Policy Acquisition Costs	90,031	93,408
Other	21,539	17,659

Total Assets	$1,254,178	$1,123,901

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$393,715	$398,531
Insurance Loss Reserves	217,791	181,333
Long-Term Debt	85,442	46,413
Short-Term Borrowings	11,778	27,434
Deferred Federal Income Tax	39,529	44,557
Other Payables and Accruals	113,083	91,649
Shareholders’ Equity	392,840	333,984

Total Liabilities and Shareholders’ Equity	$1,254,178	$1,123,901

Market Value per Common Share	$29.65	$22.07

Book Value per Common Share	$20.93	$18.94

Common Shares Outstanding	18,766	17,636

Note: Amounts in thousands except per share data.